                          SHARE EXCHANGE AGREEMENT


This Agreement dated for reference the 13th day of December, 2000.

BETWEEN:

            The undersigned SHAREHOLDERS of Hippocampe, more particularly described on the signature pages hereto

            (collectively, the "Shareholders")

AND:

            ICHOR CORPORATION, a corporation organized under the laws of Delaware in the United States, with an address at 17, Dame Street, Dublin 2, Ireland

            ("ParentCo")

WHEREAS:

A. Each Shareholder owns the Hippocampe Common Shares as set forth beside his name on the signature pages hereto; and

B. The Shareholders propose to contribute to ParentCo their Hippocampe Common Shares in consideration for ParentCo Shares, upon the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.     DEFINITIONS

For the purposes of this Agreement, including the recitals, and any amendments hereto, unless the context otherwise requires, the following words and phrases shall have the following meanings, respectively:

1.1 "Agreement" means this share exchange agreement and any Schedules hereto, as amended, supplemented or restated from time to time;

1.2 "Bank Agreements" means the underwriting agreement (the "Underwriting Agreement") between Hippocampe and MFC Merchant Bank S.A. dated for reference July 24, 2000, as amended, supplemented or restated from time to time, the credit facility agreement (the "Credit Facility Agreement") between Hippocampe and MFC Merchant Bank S.A. dated for reference July 27, 2000, as amended, supplemented or restated from time to time, the Acte de Nantissement between Hippocampe and MFC Merchant Bank S.A. dated for reference July 27, 2000, the Contrat de Gage between Hippocampe and MFC Merchant Bank S.A. dated August 18, 2000 and any other documents and agreements entered into pursuant to, provided for or contemplated by either the Underwriting Agreement or the Credit Facility Agreement; and

1.3 "Hippocampe" means Hippocampe S.A., a societe anonyme organized under the laws of France, with an address at 52, avenue Chanoine
Cartellier, F-69230 Saint-Genis-Lavel, France;

1.4 "Hippocampe Common Shares" means the common shares in the capital of Hippocampe;

1.5 "Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

1.6 "LuxCo" means a corporation to be organized under the laws of Luxembourg as a wholly-owned subsidiary of ParentCo;

1.7 "LuxCo Share Exchange Agreement" means a share exchange agreement between ParentCo and certain shareholders of Hippocampe entered into concurrently with this Agreement, as amended, supplemented or restated from time to time;

1.8 "ParentCo Common Shares" means the common shares in the capital of ParentCo.

2.     EXCHANGE OF SHARES

2.1 Subject to the terms and conditions hereof, each of the Shareholders shall contribute to ParentCo the Hippocampe Common Shares as set forth beside his name on the signature pages hereto and ParentCo shall issue to each Shareholder 4,265.77 ParentCo Common Shares for each Hippocampe Share set forth beside such Shareholder's name on the signature pages hereto.

2.2 Subject to the terms and conditions hereof, the securities to be contributed or issued hereunder shall be delivered to the respective parties as each in writing shall direct.

3.     REPRESENTATIONS AND WARRANTIES OF PARENTCO

3.1 ParentCo, by its acceptance hereof, represents and warrants to the Shareholders that the statements contained in Schedule "A" hereto are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then) and acknowledges and confirms that the Shareholders are relying upon such representations and warranties in connection with the transactions contemplated herein.

3.2 Notwithstanding the representations and warranties of ParentCo contained in Section 3.1 hereof and the covenants of ParentCo contained in
Section 5.1 hereof, the Shareholders represent, warrant, acknowledge and agree that ParentCo may prior to the Time of Closing raise up to U.S.$2 million in equity for working capital purposes.

4.     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

4.1 The Shareholders severally represent and warrant to ParentCo that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then) and hereby acknowledge and confirm that ParentCo is relying upon such representations and warranties in connection with the transactions contemplated herein:

       (a) each Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

       (b) this Agreement has been duly executed and delivered by and on behalf of each Shareholder and constitutes legal, valid and binding obligations of each Shareholder enforceable against such Shareholder in accordance with its terms;

       (c) the Hippocampe Common Shares owned by each Shareholder are owned by such Shareholder as the sole legal and beneficial owner of record with good, full and marketable title thereto, free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, and are issued and outstanding as fully paid and non-assessable, other than certain shares of by Ms. Martine Reindle held in usufrucht by Pierre-Francois Serres;

       (d) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition, transfer or contribution from any Shareholder of any of the Hippocampe Common Shares or any interest therein or right thereto owned by such Shareholder, other than pursuant hereto; and

       (e) there is no legal or regulatory action or proceeding pending or threatened by any person to enjoin, restrict or prohibit the contribution of the Hippocampe Common Shares by each Shareholder as contemplated herein.

4.2    In addition to the representations and warranties made in Section
4.1 hereof, the Shareholders severally represent and warrant to ParentCo that the statements contained in Schedule "B" hereto are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then) and hereby acknowledge and confirm that ParentCo is relying upon such representations and warranties in connection with the transactions contemplated herein.

5.     COVENANTS OF PARENTCO

5.1    ParentCo covenants as follows:

       (a) ParentCo shall use all commercially reasonable efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement;

       (b) from the date hereof to the Time of Closing, ParentCo shall carry on its business, operations and affairs only in the ordinary and normal course consistent with past practice;

       (c) from the date hereof to the Time of Closing, ParentCo shall not create, incur, assume or suffer to exist: (i) any material lien on any of its property or assets now owned or hereafter acquired; or (ii) contingently or otherwise, any material debt;

       (d) from the date hereof to the Time of Closing, ParentCo shall not make or permit to exist any change, condition, event or occurrence in or with respect to the nature of its business which when taken individually with all other changes, conditions, events or occurrences could reasonably be expected to have a material adverse effect: (i) on the property or assets of ParentCo; (ii) on the condition or prospects, financial or otherwise, of ParentCo; (iii) on the ability of ParentCo to perform and comply with this Agreement; and

       (e) from the date hereof to the Time of Closing, ParentCo shall not enter into or agree to enter into any transaction or series of related transactions (whether by way of reconstruction, reorganization, consolidation, combination, amalgamation, merger, transfer, sale, lease, modification or otherwise), other than in connection with the transactions contemplated herein, whereby:

              (i) all or substantially all of the undertaking, property or assets of ParentCo will become the property of any other person or the continuing corporation resulting therefrom; or

              (ii) the corporate structure of ParentCo would be modified, changed, altered or amended in any manner which would have a material adverse effect on the ability of ParentCo to perform and comply with this Agreement.

6.     COVENANTS OF THE SHAREHOLDERS

6.1    The Shareholders severally covenant as follows:

       (a) the Shareholders shall use all commercially reasonable efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement;

       (b) from the date hereof to the Time of Closing, the Shareholders shall cause Hippocampe to carry on its business, operations and affairs only in the ordinary and normal course consistent with past practice;

       (c) from the date hereof to the Time of Closing, the Shareholders shall cause Hippocampe not to create, incur, assume or suffer to exist: (i) any material lien on any of its property or assets now owned or hereafter acquired; or
              (ii) contingently or otherwise, any material debt;

       (d) from the date hereof to the Time of Closing, the Shareholders shall cause Hippocampe not to make or permit to exist any change, condition, event or occurrence in or with respect to the nature of its business which when taken individually with all other changes, conditions, events or occurrences could reasonably be expected to have a material adverse effect: (i) on the property or assets of Hippocampe;
              (ii) on the condition or prospects, financial or otherwise, of Hippocampe; or (iii) on the ability of the Shareholders to perform and comply with this Agreement; and

       (e) from the date hereof to the Time of Closing, the Shareholders shall cause Hippocampe not to enter into or agree to enter into any transaction or series of related transactions (whether by way of reconstruction, reorganization, consolidation, combination, amalgamation, merger, transfer, sale, lease, modification or otherwise), other than in connection with the transactions contemplated herein, whereby:

              (i) all or substantially all of Hippocampe's undertaking, property or assets will become the property of any other person or the continuing corporation resulting therefrom;

              (ii) all or substantially all of the material patents of Hippocampe will become the property of any other person; or

              (iii) the corporate structure of Hippocampe would be modified, changed, altered or amended in any manner which would have a material adverse effect on the ability of the Shareholders to perform and comply with this Agreement.

7.     CLOSING PROCEDURE

7.1 The closing of the transactions contemplated herein shall take place on the date to be determined in the sole discretion of ParentCo, such date not to be later than March 31, 2001, at the offices of MFC Merchant Bank S.A. at 6, Cours de Rive, 1211 Geneva 3, Switzerland, or at such other time or place as may be mutually agreed upon. The date of the closing of the transactions contemplated in this Agreement is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

7.2    At the Time of Closing on the Closing Date, ParentCo shall:

       (a) deliver to each Shareholder 4,265.77 ParentCo Common Shares issued to such Shareholder for each Hippocampe Share currently held by such Shareholder;

       (b) deliver to the Shareholders certified resolutions of the directors of ParentCo authorizing the issuance to the Shareholders of the ParentCo Common Shares to be issued by ParentCo hereunder; and

       (c) deliver or cause to be delivered such other documents as are required or contemplated to be delivered by ParentCo pursuant to this Agreement.

7.3    At the Time of Closing on the Closing Date, the Shareholders shall:

       (a) deliver or cause to be delivered to ParentCo transfer forms (i.e., ordres de mouvement) representing the Hippocampe Common Shares owned by each Shareholder duly executed for contribution to ParentCo;

       (b) cause to be executed and delivered to ParentCo certified resolutions of the directors of Hippocampe authorizing the contribution to ParentCo of the issued and outstanding Hippocampe Common Shares to be contributed by the Shareholders hereunder; and

       (c) deliver or cause to be delivered such other documents as are required or contemplated to be delivered by the Shareholders pursuant to this Agreement.

7.4 This Agreement shall take effect concurrently with the LuxCo Share Exchange Agreement.

8.     CONDITIONS OF CLOSING

8.1 The obligation of ParentCo to complete the transactions contemplated herein shall be subject to the following conditions to be fulfilled and/or performed at or prior to the Time of Closing on the Closing Date:

       (a) ParentCo shall have received the requisite Shareholder approval to increase its authorized ParentCo Common Shares in sufficient amounts to meet its obligations hereunder and under the LuxCo Share Exchange Agreement;

       (b) the Bank Agreements and any share purchase warrants referred to therein shall have been duly and validly assigned by Hippocampe to ParentCo in a form satisfactory to ParentCo;

       (c) the representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

       (d) the Shareholders shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them; and

       (e) in aggregate, at least 90% of the issued and outstanding Hippocampe Common Shares shall have been contributed to ParentCo and/or LuxCo pursuant to this Agreement and the LuxCo Share Exchange Agreement.

8.2 In the event that the conditions referred to in Section 8.1 hereof shall not have been fulfilled at or prior to the Time of Closing to the satisfaction of ParentCo, acting reasonably, or waived by ParentCo, or in the event that the Closing Date has not occurred on or prior to March 31, 2001, this Agreement shall be rescinded and ParentCo shall be released from all obligations hereunder.

8.3 The obligation of the Shareholders to complete the transactions contemplated herein shall be subject to the following conditions to be fulfilled and/or performed at or prior to the Time of Closing on the Closing Date:

       (a) ParentCo shall have received an indemnity from MFC Bancorp Ltd. from and against all claims or actions arising out of the business and undertakings of ParentCo prior to the Time of Closing;

       (b) the representations and warranties of ParentCo contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;

       (c) ParentCo shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it; and

       (d) in aggregate, at least 90% of the issued and outstanding Hippocampe Common Shares shall have been contributed to ParentCo and/or LuxCo pursuant to this Agreement and the LuxCo Share Exchange Agreement.

8.4 In the event that the conditions referred to in Section 8.3 hereof shall not have been fulfilled at or prior to the Time of Closing to the satisfaction of the Shareholders, acting reasonably, or waived by the Shareholders, or in the event that the Closing Date has not occurred on or prior to March 31, 2001, this Agreement shall be rescinded and the Shareholders shall be released from all obligations hereunder.

9.     INDEMNIFICATION

9.1 ParentCo agrees to indemnify and save harmless the Shareholders from all Losses suffered or incurred by the Shareholders as a result of or arising directly or indirectly out of or in connection with: (i) any breach by ParentCo of or any inaccuracy of any representation or warranty of ParentCo; or (ii) any breach or non-performance by ParentCo of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

9.2 Each Shareholder severally agrees to indemnify and save harmless ParentCo from all Losses suffered or incurred by ParentCo as a result of or arising directly or indirectly out of or in connection with: (i) any breach by such Shareholder of or any inaccuracy of any representation or warranty of such Shareholder; or (ii) any breach or non-performance by such Shareholder of any covenant to be performed by it, that is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto.

10.    COSTS AND EXPENSES

10.1 All costs and expenses of or incidental to the transactions contemplated herein are to be assumed and paid by the party incurring such costs and expenses.

11.    NOTICES

11.1 Any notice required or permitted to be given hereunder to ParentCo shall be given by notice in writing addressed to the President of ParentCo hand delivered or sent by registered mail to the address mentioned on the first page of this Agreement, or to any new address previously notified to the party giving the notice. Any notice required or permitted to be given hereunder to a Shareholder shall be given by notice in writing addressed to such Shareholder hand delivered or sent by registered mail to the respective address mentioned on the signature pages of this Agreement, or to any new address previously notified to the party giving the notice.
Any such notices shall be deemed to have been given and received at the time of hand delivery or delivery by the relevant postal service, as the case may be.

12.    SECTIONS AND HEADINGS

12.1 The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or a Schedule refers to the specified Section of or Schedule to this Agreement.

13.    NUMBER, GENDER AND PERSONS

13.1 In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

14.    SUCCESSORS AND ASSIGNS

14.1 All the terms and provisions of this Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns but shall not be assignable prior to the Time of Closing by a Shareholder without the written consent of ParentCo or by ParentCo without the written consent of the Shareholders.

15.    SURVIVAL

15.1 It is understood and agreed that all warranties, representations, covenants, indemnities and agreements of the parties herein contained or contained in any certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the completion of the transactions contemplated herein and the termination of this Agreement and shall continue in full force and effect for the benefit of the other parties for a period of two years following the Closing Date.

16.    FURTHER ASSURANCES

16.1 Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

17.    AMENDMENTS

17.1 This Agreement may be amended or modified by an agreement in writing executed by the parties hereto. Except as aforesaid, no amendment, waiver or modification of this Agreement shall be effective.

18.    SEVERABILITY

18.1 Should a provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

19.    ENGLISH VERSION

19.1   The parties hereby represent, warrant, acknowledge and agree that:
(i) they have agreed that this Agreement be drawn up in the English language; and (ii) the English version of this Agreement shall govern for all purposes.

20.    GOVERNING LAW

20.1 This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of New York in the United States.

21.    JURISDICTION

21.1 Each of the parties irrevocably attorns to the exclusive jurisdiction of the courts in the State of New York in the United States.

22.    COUNTERPARTS

22.1 This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties have executed this Agreement in counterparts, one for each party.

ICHOR CORPORATION

Per:
     ------------------------------
     Authorized Signatory

THE FOLLOWING SHAREHOLDERS OF HIPPOCAMPE S.A.:

SIGNED, SEALED and DELIVERED by   )
ARALIS PARTICIPATIONS S.A.         )
in the presence of:               )
                                  )    ARALIS PARTICIPATIONS S.A.
                                  )
-------------------------------   )    Per:  -------------------------
Signature                         )          (Authorized Signatory)
-------------------------------   )
Name                              )
-------------------------------   )    -------------------------------
Address                           )    Address of Aralis Participations S.A.
-------------------------------   )    -------------------------------
                                  )    2139
-------------------------------   )    -------------------------------
Occupation                             Number of Hippocampe Common Shares
                                       Held


SIGNED, SEALED and DELIVERED by   )
MARTINE REINDLE                   )
in the presence of:               )
                                  )
                                  )
-------------------------------   )    -------------------------------
Signature                         )    MARTINE REINDLE
-------------------------------   )
Name                              )
-------------------------------   )    -------------------------------
Address                           )    Address
-------------------------------   )    -------------------------------
                                  )    1006
-------------------------------   )    -------------------------------
Occupation                             Number of Hippocampe Common Shares
                                       Held


SIGNED, SEALED and DELIVERED by   )
ERNST LUBKE                       )
in the presence of:               )
                                  )
                                  )
-------------------------------   )    -------------------------------
Signature                         )    ERNST LUBKE
-------------------------------   )
Name                              )
-------------------------------   )    -------------------------------
Address                           )    Address
-------------------------------   )    -------------------------------
                                  )    293
-------------------------------   )    -------------------------------
Occupation                             Number of Hippocampe Common Shares
                                       Held

SIGNED, SEALED and DELIVERED by   )
CHRISTIAN ROCHET                  )
in the presence of:               )
                                  )
                                  )
-------------------------------   )    -------------------------------
Signature                         )    CHRISTIAN ROCHET
-------------------------------   )
Name                              )
-------------------------------   )    -------------------------------
Address                           )    Address
-------------------------------   )    -------------------------------
                                  )    293
-------------------------------   )    -------------------------------
Occupation                             Number of Hippocampe Common Shares
                                       Held


SIGNED, SEALED and DELIVERED by   )
MARCUARD COOK & CIE SA            )
in the presence of:               )
                                  )    MARCUARD COOK & CIE SA
                                  )
-------------------------------   )    Per:  ---------------------------
Signature                         )          (Authorized Signatory)
-------------------------------   )
Name                              )
-------------------------------   )    -------------------------------
Address                           )    Address of Marcuard Cook & Cie
-------------------------------   )    -------------------------------
                                  )    235
-------------------------------   )    -------------------------------
Occupation                             Number of Hippocampe Common Shares
                                       Held

                               SCHEDULE "A"

                REPRESENTATIONS AND WARRANTIES OF PARENTCO


(a) ParentCo has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. ParentCo is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. ParentCo has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) ParentCo has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by and on behalf of ParentCo and constitutes legal, valid and binding obligations of ParentCo enforceable against ParentCo in accordance with its terms.

(c) The authorized capital of ParentCo consists of 30 million ParentCo Common Shares (approximately 80 million ParentCo Shares at the Time of Closing) and five million shares of preferred stock, $0.01 par value per share, of which 4,918,770 ParentCo Common Shares and 564,706 shares of preferred stock, $0.01 par value per share are issued and outstanding as of the date of this Agreement and 8,165,580 ParentCo Common Shares shall be outstanding as of the Time of Closing. No person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option that could require ParentCo to issue, sell, or otherwise cause to become outstanding any of its capital, other than: (i) pursuant hereto;
       (ii) pursuant to the LuxCo Share Exchange Agreement; (iii) pursuant to the Bank Agreements; and (iv) the holders of options to acquire ParentCo Common Shares previously granted pursuant to ParentCo's stock option plans.

(d) ParentCo has made all filings with the U.S. Securities and Exchange Commission that it has been required to make within the past two years under the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended (collectively the "Public Reports"). Each of the Public Reports has complied with the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) ParentCo has filed quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2000 (the "Most Recent Fiscal Quarter End"), June 30, 2000 and March 31, 2000 and an annual report on Form 10-K for the fiscal year ended December 31, 1999. The financial statements of ParentCo included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of ParentCo as of the indicated dates and the results of operations of ParentCo for the indicated periods, and are correct and complete in all respects, and are consistent with the books and records of ParentCo; provided, however, that the interim statements are subject to normal year-end adjustments.

(f) Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition of ParentCo.

(g) ParentCo does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for: (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End; and
       (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the ordinary course of business or which it assumes under the Bank Agreements.

                               SCHEDULE "B"

            REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS


(a) No person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition, contribution or issuance of any Hippocampe Common Shares or any interest therein or right thereto, other than pursuant hereto and the LuxCo Share Exchange Agreement or MFC Merchant Bank S.A. pursuant to the Underwriting Agreement.

(b) The authorized capital of Hippocampe is in the amount of FF 782,000 divided into 7,820 Hippocampe Common Shares of FF 100 each.

(c) Hippocampe has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted and to own, lease and operate its properties and assets.

(d) There is no action, proceeding or investigation pending or, to the knowledge of the Shareholders, after due inquiry, threatened, against or affecting Hippocampe, at law or in equity or before or by any federal, state, local or other governmental department, commission, board or agency, domestic or foreign, which could in any way materially adversely affect Hippocampe or the condition (financial or otherwise) of Hippocampe.

(e) The descriptions of the assets and the liabilities of Hippocampe set out in the balance sheets of Hippocampe as at December 31, 1998 and December 31, 1999, including the notes thereto, are true and correct, accurately and fairly present the financial position and condition of Hippocampe as at the respective dates thereof, reflect all liabilities (absolute, accrued, contingent or otherwise, as applicable) of Hippocampe as at the respective dates thereof, and have been prepared in accordance with French generally accepted accounting principles applied on a consistent basis.

(f) The statements of earnings, retained earnings and changes in financial position of Hippocampe, as applicable, for the years ended December 31, 1997, December 31, 1998 and December 31, 1999, including the notes thereto, in each case accurately and fairly present the results of the operations of Hippocampe for the respective periods covered thereby and have been prepared in accordance with French generally accepted accounting principles applied on a consistent basis throughout such period.

(g) There is not, in the constating documents or by-laws of Hippocampe, any restriction upon or impediment to the payment of dividends by Hippocampe to the holders of the Hippocampe Common Shares.

(h) There is no person, firm or corporation acting or purporting to act for Hippocampe entitled to any brokerage or finder's fee in connection with this Agreement or any of the transactions contemplated hereunder, other than pursuant to the Bank Agreements.

(i) Hippocampe has conducted, and at the Time of Closing shall be conducting, its business in compliance in all material respects with all applicable laws, rules and regulations of its jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has an adverse effect on the operation of its business as now carried on.

(j) Hippocampe has conducted, and at the Time of Closing shall be conducting, its business in compliance in all material respects with all applicable licensing and anti-pollution legislation, regulations or by-laws, environmental protection legislation, regulations or by-laws or other similar legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies which are applicable to Hippocampe.

(k) Hippocampe is not in default or breach of, and the execution and delivery of this Agreement by the Shareholders and the performance and compliance with the terms of this Agreement will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default under, any term or provision of the constating documents or by-laws of Hippocampe, any resolutions passed or consented to by the directors or shareholders of Hippocampe or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which Hippocampe is a party or any judgement, decree, order, statute, rule or regulation applicable to Hippocampe, and no terms or provision thereof materially adversely affects the business, operations or condition (financial or otherwise) of Hippocampe or its properties or assets.

(l) Hippocampe has duly and on a timely basis filed all tax returns to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any fiscal period ended for which tax returns are not yet required to be filed, if required; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by Hippocampe; there are no actions, suits, proceedings, investigations or claims threatened or pending against Hippocampe in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

(m) All of the material agreements of Hippocampe have been duly authorized, executed and delivered by each of the parties thereto and are legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms against each of the parties thereto.

(n) All necessary patent applications in respect of its material patents have been duly filed and Hippocampe has good and valid title to such patents, and Hippocampe did not disclose to the public the existence of the subject matter of any of the patents prior to the date of filing of each of the patents.

(o) Since December 31, 1999, Hippocampe has not made any payment on account of a redemption or a distribution or return of capital (including, without limitation, cash dividends or any repayment of shareholder loans or distributions) to any shareholder or holder of securities.

(p) Since December 31, 1999, Hippocampe has carried on its business, operations and affairs only in the ordinary and normal course consistent with past practice.

(q) Each Shareholder acknowledges that the ParentCo Common Shares issued pursuant hereto have not been registered under the U.S. Securities Act of 1933, as amended, and may be offered, sold or otherwise transferred only: (i) to ParentCo; (ii) outside the U.S. in accordance with Rule 904 of Regulation S under the U.S. Securities Act of 1933, as amended; or (iii) inside the U.S. in accordance with: (A) Rule 144A under the U.S. Securities Act of 1933, as amended; (B) Rule 144 under the U.S. Securities Act of 1933, as amended, if applicable; or (C) with the prior written consent of ParentCo, another exemption from registration under the U.S. Securities Act of 1933.


                                    B-3